PARTNERSHIP TERMINATION AGREEMENT

This Partnership Termination Agreement ("Termination Agreement") is made and entered into as of the 29th day of December, 1999, by and among THE ENERGY NETWORK, INC. ("TEN"), a Connecticut corporation a/k/a Energy Networks, Inc., HARTFORD COGENERATION ASSOCIATES LIMITED PARTNERSHIP ("HCA"), a Connecticut limited partnership, DOWNTOWN COGENERATION ASSOCIATES LIMITED PARTNERSHIP (the "Partnership"), a Connecticut limited partnership, and INDEPENDENT ENERGY OPERATIONS, INC. ("IEO"), a Connecticut corporation.

WHEREAS, on August 22, 1989, TEN, HCA and Paul Romanelli ("Romanelli") entered into an Agreement of Limited Partnership of Downtown Cogeneration Associates Limited Partnership (the "Partnership Agreement") providing for the formation and operation of the Partnership; and

WHEREAS, pursuant to Section 2.03 of the Partnership Agreement, Romanelli withdrew as a partner in 1989, leaving TEN and HCA as the sole remaining partners (the "Partners"); and

WHEREAS, the Partnership was formed for the principal purpose of acquiring and operating a cogeneration facility at the former G. Fox store on Main Street in Hartford, Connecticut (the "Cogeneration Project"); and

WHEREAS, IEO and The Connecticut Light and Power Company ("CL&P") entered into an Electricity Purchase Agreement (the "EPA"), dated as of December 23, 1987, which provided for the sale by IEO of electricity to CL&P; and

WHEREAS, IEO assigned its rights and obligations under the EPA to the Partnership by an Assignment and Acceptance Agreement, dated August 23, 1989; and

WHEREAS, IEO and The Hartford Steam Company ("HSC") entered into a Steam Supply Agreement (the "Steam Supply Agreement"), dated as of December 3, 1987, providing for the sale by IEO of steam to HSC; and

WHEREAS, IEO assigned its rights and obligations under the Steam Supply Agreement to the Partnership by an Assignment and Acceptance Agreement, dated August 23, 1989; and

WHEREAS, IEO and The May Department Stores Company ("May") entered into an Agreement of Lease (the "Lease") and related Agreement (the "May Agreement"), each dated as of April 3, 1986; and

WHEREAS, IEO assigned its rights and obligations under the Lease and the May Agreement, each as amended, to the Partnership on August 23, 1989; and

WHEREAS, May assigned its interests and obligations under the Lease and the May Agreement, each as amended, to the City of Hartford pursuant to a Quitclaim Deed, Assignment and Assumption Agreement dated and recorded April 14, 1993, in the Hartford Land Records; and

WHEREAS, IEO and Solar Turbines Incorporated ("Solar") entered into an Operation and Maintenance Agreement (the "O & M Agreement") with respect to the Cogeneration Project, dated as of February 3, 1989; and

WHEREAS, IEO assigned its interests and obligations under the O & M Agreement to the Partnership by an Assignment and Acceptance Agreement, dated August 23, 1989; and

WHEREAS, IEO, TEN, HCA and the Partnership entered into an Agreement to Pay Development Commission (the "Commission Agreement"), dated August 22, 1989, pursuant to which the Partnership agreed to pay IEO a Development Commission, as defined therein; and

WHEREAS, the Partnership and CL&P have either entered into a termination and release agreement by the date first set forth above or, if they have not entered into the same, plan to enter into a termination and release agreement in substantially the form attached hereto as Attachment A (as either entered into or attached hereto the "Termination and Release Agreement") providing for the termination of the EPA; and

WHEREAS, the Partnership and CL&P have either entered into an interconnection agreement by the date first set forth above or, if they have not entered into the same, plan to enter into an interconnection agreement in substantially the form as the "Interconnection Agreement" attached as Exhibit A to the Termination and Release Agreement attached hereto as Attachment A; and

WHEREAS, the Termination and Release Agreement provides, among other things, for a payment by CL&P to the Partnership of $5,500,000 (the "Termination Payment"); and

WHEREAS, the Partnership and HSC have either entered into a steam supply termination agreement by the date first set forth above or, if they have not entered into the same, plan to enter into a steam supply termination agreement in the form attached hereto as Attachment B, (as either entered into or attached hereto, the "Steam Supply Termination Agreement") providing for the termination of the Steam Supply Agreement; and

WHEREAS, the Partners desire to terminate and dissolve the Partnership and certain related agreements;

NOW, THEREFORE, in consideration of the premises and the promises contained in this Agreement, the parties agree as follows:

1. Payments by Partnership. On the 15th business day after receipt by the Partnership of the Termination Payment, the Partnership will take the following actions (the "First Closing"):

(a) The Partnership will make a cash payment to TEN in the amount of $955,000, and TEN will accept such payment, as full and complete payment for any and all Technical Fees and Administrative Fees which would otherwise be earned by TEN on or after the date of the First Closing under Section 4.02 of the Partnership Agreement.

(b) The Partnership will make a cash payment to IEO in the amount of $840,000, and IEO will accept such payment, as full and complete payment for any and all Development Commissions which would otherwise be earned by IEO on and after the date of the First Closing under Section 4.02 of the Partnership Agreement and under the Commission Agreement. IEO, the Partnership, TEN and HCA hereby agree that upon payment by the Partnership of said $840,000, the Commission Agreement will be terminated and be of no further force and effect, except as to obligations arising prior to the date of the First Closing.

(c) The Partnership will make a cash distribution to HCA of $3,382,500, subject to adjustment based upon the amount of indebtedness and interest paid in accordance with Section 1(d) below.

(d) The Partnership will pay all of its then outstanding indebtedness, together with interest due, to BankBoston under Loan No. 047-2808 020-000 00072, which has a balance due as of the date of this Agreement in the amount of approximately $1,134,000 provided that there is then an outstanding indebtedness to BankBoston. In the event that another entity has entered into a successor loan agreement with the Partnership for such indebtedness, the Partnership will pay that outstanding indebtedness, together with interest due.

(e) If an agreement has been reached between the City of Hartford and the Partnership providing for termination of the Partnership's Lease and May Agreement with the City of Hartford (the "City Settlement") and for a full and final payment by the date of the First Closing, the Partnership will make the agreed-upon payment to the City of Hartford pursuant to the City Settlement.

2. Contribution to Partnership by TEN. (a) In consideration of the Partnership's assignment to TEN of the right to receive payments by HSC under the Steam Supply Termination Agreement and in order to facilitate the payments provided for in Subsections (a) through (d) of Section 1 above, TEN will make a cash contribution to the Partnership at the First Closing of $811,500, subject to adjustment based upon the amount of indebtedness and interest paid in accordance with Section 1(d) above. If the City Settlement has been reached and a full and final payment is made by the First Closing, TEN will contribute $156,000 to the Partnership to fund such full and final payment. If the required full and final payment is more than $156,000, TEN and HCA will each contribute to the Partnership 50% of the amount paid to the City of Hartford pursuant to the City Settlement in excess of $156,000.

(b) If the City Settlement has been reached prior to the First Closing, or is reached thereafter, which provides for payments that will extend beyond the First Closing, the aggregate cost of those payments will be determined by the Partnership on a present value basis using a discount rate of 8%. TEN will contribute $156,000 toward such aggregate cost of payments. If the present value of the aggregate cost of those payments is more than $156,000, TEN and HCA will each contribute 50% of the additional amount.

(c) If a City Settlement provides for payments that will extend beyond the date of the First Closing but for a period of ninety (90) days or less, the Partnership will make such payments. If any City Settlement provides for payments which will extend more than ninety (90) days beyond the date of the Termination Payment, the Partners and the partners of HCA will enter into an agreement with a third party financial institution or other responsible entity ("City Settlement Payor") whereby the City Settlement Payor will make such payments required in fulfillment of the City Settlement which are to be made following dissolution of the Partnership and such earlier payments as may be agreed. The Partnership will pay to the City Settlement Payor the amount of all contributions made pursuant to Subsection (b) of Section 2, together with any required fee (taking into account interest to the extent available or applicable). In the event that the amount required to be paid to the City Settlement Payor by the Partnership to fund said payments under the City Settlement is deemed insufficient by the City Settlement Payor, the above discount rate will be adjusted by the Partners so as to produce a payment to the City Settlement Payor which will sufficiently fund its obligation to make such payments. Said agreement with the City Settlement Payor will provide that all excess monies remaining after the final payment under the City Settlement Agreement will be paid over to TEN and the partners of HCA (or their successors or assigns) in accordance with their respective shares in the Partnership and HCA when they were extant, together with interest on such excess amount to the extent the Partners are able to negotiate such a payment of interest by the City Settlement Payor.

3. Additional Contributions by Partners. In addition to the amounts provided for in Section 2 above, at the First Closing, TEN and HCA will each contribute to the Partnership 50% of the funds necessary to bring the Partnership's liquid assets (defined for purposes hereof as cash and receivables less aggregate liabilities) to an aggregate of $500,000 after payment of all amounts specified in Subsections (a) through (d) of Section 1 above, in order to provide the Partnership with sufficient funds to complete the dissolution and liquidation of the Partnership.

4. Assignment of Payments to TEN. In consideration of TEN's cash contribution to the Partnership, as provided for in Section 2 above, and of the distribution to HCA of $3,382,500 (or the adjusted amount) as provided in Section 1(c) above, the Partnership will assign to TEN, and TEN will accept, all of the Partnership's rights to payments by HSC under the Steam Supply Termination Agreement, by execution and delivery of an Assignment of Rights to Payments and Consent to Assignment in the form of Exhibit A hereto.

5. Termination of Lease and May Agreement. In the event that the City Settlement has not been entered into prior to the First Closing, the Partnership will, after the First Closing, attempt to reach agreement expeditiously with the City of Hartford or its assignee to terminate the Lease and the May Agreement under terms satisfactory to the Partnership.

6. Winding Up and Liquidation of Partnership. (a) If the Partnership has been able to terminate or otherwise dispose of the Lease, the May Agreement and all other agreements to which the Partnership is a party by the date of the First Closing, the Partnership will promptly take any and all appropriate actions to dispose of its remaining assets of the Partnership and to settle its remaining liabilities and obligations with the objective of dissolving and liquidating the Partnership in accordance with Section 7 of the Partnership Agreement within 90 days of the receipt of the Termination Payment, unless such liquidation is prevented by circumstances beyond the control of the Partners or by obligations to third parties (other than affiliates of the Partners) which the Partners can not arrange to have performed other than by the continuation of the Partnership. In the event that the Partnership can not be liquidated and dissolved within 90 days of the receipt of the Termination Payment for the reasons set forth in the prior sentence, the Partnership will continue operations only for so long and to such an extent as is necessary to meet such contractual obligations to third parties (other than affiliates of the Partners) and/or following the end of said circumstances beyond the control of the Partners. As soon as such contractual obligations are fulfilled and/or following the end of said circumstances, the Partnership will liquidate and distribute all remaining assets to the Partners in accordance with their shares. In the event that the continued operations of the Partnership during the liquidation process requires funds in excess of those available to it, the Partners will contribute such required additional funds in accordance with their respective Partnership shares.

(b) Disposition of the assets of the Partnership shall be accomplished in a commercially reasonable fashion with the objective of securing the maximum consideration for the Partnership. Each of the Partners (and the partners of HCA) shall have the option to bid on any or all of the Partnership assets for a thirty (30) day period following the Termination Payment. The written consent of the non-purchasing Partner (and the non-purchasing partner(s) of HCA) must be obtained by the Purchasing Partner (and the purchasing partner(s) of HCA) as to such purchase(s). In the event neither of the Partners (nor either partner of HCA) elects to exercise said option to bid, or if either or both Partners (or either of the partners of HCA) bid but the non-purchasing Partner(s)(and the non-purchasing partner(s) of HCA) do not consent, the Partnership will attempt to dispose of such assets by sale to third party purchasers (including affiliates of the Partners and affiliates of the partners of HCA) in accordance with the first sentence of this Subsection (b) of Section 6. In the event that no third party purchaser can be found which is willing to pay a price higher than the price that a Partner (or either of the partners of HCA) was willing to pay for any such assets, the bidding Partner (or the bidding partner of HCA) shall be permitted to purchase those assets for the price it bid hereunder. During the liquidation process, TEN will continue its role as Managing Partner and Tax Matters Partner.

(c) If TEN desires to operate the Cogeneration Project on a temporary basis in order to provide it with supplemental chilled water capacity through the summer of 2000, the Partners (and the partners of HCA) will enter into good-faith negotiations toward an agreement that will permit such temporary operation in a manner that is equitable to all of the Partners (and the partners of HCA).

7. Conditions. The dissolution and liquidation of the Partnership is conditioned upon the following:

(a) The termination of the EPA;

(b) The receipt by the Partnership of the Termination Payment as provided for in the Termination and Release Agreement;

(c) The execution by the Partnership and HSC of the Steam Supply Termination Agreement;

(d) Disposition of the Lease, the May Agreement and the O & M Agreement in a manner satisfactory to the Partners; and

(e) Termination of the Interconnection Agreement in a manner satisfactory to the Partners.

8. Closing. The First Closing will be held at the offices of Murtha, Cullina, Richter and Pinney LLP, CityPlace I, 185 Asylum Street, Hartford, Connecticut 06103 at 10:00 a.m. on the 15th business day after receipt of the Termination Payment.

9. Termination of All Rights and Obligations. It is the intention of the parties to this Termination Agreement to provide for the termination of all rights and obligations among them with respect to the Cogeneration Project, other than those rights and obligations whose continuation is specifically provided for in this Agreement, and the parties agree that any and all agreements with respect to the Cogeneration Project, other than as provided herein, shall be extinguished and shall be of no further force and effect after the consummation of the transaction provided for herein.

10. Mutual Representations. Each party represents and warrants to the other party that:

(a) the execution, delivery and performance of this Termination Agreement has been duly authorized by all necessary proceedings;

(b) this Termination Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as: (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(c) there is no action, suit, grievance, arbitration or proceeding pending or, to the knowledge of such party, threatened against or affecting such party at law or in equity, before any governmental authority that prohibits or impairs its ability to execute and deliver this Termination Agreement or to consummate the transactions provided for herein.

11. Governing Law; Jurisdiction; Waivers. This Termination Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut, without applicable of principles of conflicts of law. EACH PARTY HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CONNECTICUT FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS TERMINATION AGREEMENT AND THE TRANSACTION. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (a) ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT; (b) ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (c) ITS RIGHT TO A JURY TRIAL OF ANY CLAIM RESULTING HEREFROM.

12. Counterparts. This Termination Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

13. Amendments. This Termination Agreement may not be amended, supplemented or otherwise modified, and no provision of this Termination Agreement may be waived, except by a written instrument signed by each of the parties.

14. Assignments. This Termination Agreement shall be binding upon, and inure to the benefit of, each party and its successors and assigns; provided that no party may assign or transfer any of its rights or obligations under this Termination Agreement without the advance written consent of the other.

15. Further Assurances. Subject to the terms and conditions of this Termination Agreement, each party shall execute and deliver such other documents and instruments, provide such materials and information, and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by applicable law, to fulfill the purposes and intent of this Termination Agreement.

16. Confidentiality. Each party shall keep confidential, and shall not disseminate to any third party (other than on a confidential basis to its counsel, advisors, lenders and affiliates) or use for any other purpose (except with the written authorization of the other parties), the specific terms and conditions of this Termination Agreement and any non-public information received from the other that is marked as confidential or proprietary unless legally compelled by deposition, inquiry, request for documents, subpoena, civil investigative demand or similar process, or by order of a court, commission or tribunal of competent jurisdiction; or in order to comply with applicable rules or requirements of any stock exchange, government department or agency or other regulatory authority, or by requirements of any securities law or regulation or other legal requirement. The parties shall reasonably coordinate all publicity specifically relating to the transaction.

17. Entire Agreement. This Termination Agreement sets forth the entire agreement of the parties with respect to the subject matter herein and takes precedence over all prior understandings.

18. Expenses. Each party shall bear all of its own costs and expenses incurred by it to consummate the transactions provided for herein, including fees and expenses of their respective counsel, accountants and investment advisors. Notwithstanding the foregoing, if a court determines that a party has failed to perform its obligations herein, then the prevailing party shall be entitled to recover reasonable attorneys' fees, court costs and other reasonable expenses incurred in the enforcement or attempted enforcement of the applicable rights and obligations set forth in this Termination Agreement or in a successful claim for damages based on any breach of this Termination Agreement.

19. Remedies. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Termination Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Termination Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity. In any event, no party shall have any liability to the other party for special, incidental, indirect or consequential damages for any matter whatsoever associated with the activities covered by this Termination Agreement.

20. Severability. If any provision of this Termination Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any of the remaining provisions shall not be in any way affected or impaired, and, to the fullest extent possible, the provisions hereof shall be constructed so as to give effect of the intent manifested by all of the terms of this Termination Agreement.

WHEREFORE, the parties have executed this Termination Agreement on the date first above written.

THE ENERGY NETWORK, INC.

By:S/ R. L. Babcock            & nbsp;

Name:R. L. Babcock

Title:Vice President

Hartford Cogeneration Associates

Limited Partnership

A General Partner

By: Independent Energy

Operations, Inc.

Its General Partner

By: S/ Paul F. Romanelli

Name: Paul F. Romanelli

Title: President

DOWNTOWN COGENERATION ASSOCIATES LIMITED

PARTNERSHIP

By: The Energy Network, Inc.

A General Partner

By:S/ R. L. Babcock            & nbsp;

Name:R. L. Babcock

Title:Vice President

and

Hartford Cogeneration Associates

Limited Partnership

A General Partner

    By: Independent Energy

     Operations, Inc.

         &nb sp;   Its General Partner

By: S/ Paul F. Romanelli

Name: Paul F. Romanelli

Title: President

           &nb sp;              ;             & nbsp;     INDEPENDENT ENERGY

            & nbsp;            &nb sp;              ;     OPERATIONS, INC.

By: S/ Paul F. Romanelli

Name: Paul F. Romanelli

Title: President